EXHIBIT 5.1

[FORM OF OPINION OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP

611 Anton Boulevard, Suite 1400

Costa Mesa, California 92626

                , 2005

I/OMagic Corporation

4 Marconi

Irvine, California 92618

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333-115208) filed by you with the Securities and Exchange Commission on             , 2005, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to              shares of your common stock (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase              shares of common stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

We have examined your charter documents and the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares in the manner set forth in the Registration Statement, and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that all of the securities included in the Registration Statement will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and reliance thereon, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

RUTAN & TUCKER, LLP